UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 9, 2015

Cordia Bancorp Inc.

(Exact name of registrant as specified in its charter)

Virginia	26-4700031
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11730 Hull Street Road, Midlothian, Virginia 23112

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:    (804) 744-7576

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 9, 2015, Cordia Bancorp Inc. (the “Company”) and its wholly owned subsidiary, Bank of Virginia (the “Bank”), entered into an employment agreement with Mark A. Severson, the Executive Vice President and Chief Financial Officer of the Company and the Bank. The term of the employment agreement is from November 9, 2015 through March 31, 2017; provided, however, that on March 31, 2017 and on each March 31st thereafter the term of the agreement will automatically extend for an additional year unless either party gives the other notice of nonrenewal at least 60 days prior to the expiration of the agreement’s current term.

Under the employment agreement, Mr. Severson’s current annual base salary is $240,000. The agreement also provides that Mr. Severson is entitled to participate in any employee benefit plan of the Bank, and is entitled to receive any other benefit, that is generally available to employees of senior executive status. Pursuant to the agreement, the Bank’s Board of Directors may also, in its discretion, award bonuses to Mr. Severson from time to time. In addition, the agreement provides for certain payments to Mr. Severson following the termination of his employment due to a change in control, his death or upon termination without cause (as defined in the agreement). The agreement also provides that, except in the event of a change in control, Mr. Severson will be subject to a one-year non-compete and non-solicitation clause in the event his employment is terminated.

A copy of Mr. Severson’s employment agreement is included as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Other Exhibits.

(d)	Exhibits

Number	Description

10.1	Employment Agreement, dated as of November 9, 2015, by and between Cordia Bancorp Inc., Bank of Virginia and Mark A. Severson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORDIA BANCORP INC.
(Registrant)

Date: November 13, 2015	By:	/s/ Mark A. Severson
Mark A. Severson Executive Vice President and Chief Financial Officer